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                                                                   EXHIBIT 23.1





              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Smith-Gardner and Associates, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-71669) of Smith-Gardner and Associates, Inc. of our report dated January 21, 2000, relating to the consolidated balance sheets of Smith-Gardner and Associates, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report appears in the Company's 1999 Annual Report on Form 10-K.


/s/ KPMG LLP

Fort Lauderdale, Florida
March 29, 2000